EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Seelos Therapeutics, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of Seelos Therapeutics, Inc. of our report dated March 28, 2019 relating to the consolidated financial statements of Seelos Therapeutics, Inc. (formerly Apricus Biosciences, Inc.) or the "Company," which is incorporated by reference in that Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California
August 15, 2019